Exhibit 99.1

SkyPostal Networks To Co-Market GlobalShop Online Shopping Facilitator to American Express Cardmembers in Turkey with Garanti Bank

MIAMI – ISTANBUL December 17, 2009 – SkyPostal Networks, Inc. (OTC BB: SKPN), the largest private postal network in Latin America, today announced that it has entered into a co-marketing agreement for its PuntoMio online shopping facilitator under the name GlobalShop, with Garanti Bank, which represents American Express Cardmembers in Turkey.

Under the agreement, GlobalShop www.GlobalShop.net provides Garanti Bank customers with the easiest and most secure way to shop from the U.S., by merging the convenience of comparison shopping through a searchable online shopping portal with a virtual U.S. address which they use to receive their online purchases.   GlobalShop will allow Garanti Bank customers the opportunity to shop at more than 1.7 million leading American retail stores, catalogs and websites from the comfort of their own home.  GlobalShop bridges the gap between the online international shopper and U.S.-based Internet merchants from the time of purchase through final international delivery to the customer’s home or office.

GlobalShop offers the best selection and prices online, up-to-the-minute sales and promotions in the U.S., low shipping rates to Turkey, guaranteed package delivery and full support for Garanti Bank customers.  As part of the service, GlobalShop will provide customers with a Concierge Service assisting with personalized shopping, locating products and stores, as well as tailored advice.  GlobalShop resolves other typical cross-border challenges such as knowing the total cost of a product including Customs charges and makes returning purchases trouble-free.

GlobalShop will offer the services to all Turkish American Express Cardmembers through Garanti Bank, providing Garanti Bank with a SkyPostal-owned, custom website with American Express branding, for shopping using their American Express cards. Turkey is a key market for this service, due to its high demand for U.S. products and familiarity with online shopping.  Other European markets will follow.

Garanti Bank will provide marketing aimed at promoting GlobalShop’s services, using a combination of marketing channels including email promotions, inclusion in Member Benefits communications, statement mailings, co-branding and advertising.

A.J. Hernandez, SkyPostal Network’s COO commented, “We are looking forward to marketing our GlobalShop service to the largest and most prestigious bank in Turkey, Garanti Bank, as well as other American Express issuing banks throughout the world. This agreement fits perfectly with our strategy to expand GlobalShop beyond Latin American into other underserved regions with a high demand for U.S. goods.”

Selin Billi, Garanti Bank’s Head of Product and Brand Management said, “With GlobalShop, we understand the value of a service that eliminates the challenges associated with cross border e-commerce.   GlobalShop provides our loyal customers a tremendous tool that allows them to experience shopping without borders.”

About Punto Mio (www.puntomio.com)

PuntoMio is an online shopping portal that facilitates the experience of the online international shopper and U.S.-based Internet merchants, from the time of purchase through cross-border delivery. PuntoMio is designed to be the only web address international shoppers need to be able to realize all of their online purchases from the United States.  PuntoMio provides its partners and potential e-tailers everything they need to successfully launch an international shopping service, including consistent promotional offers to existing customers to promote year-round shopping and product expansion.

About Garanti Bank

Garanti Bank is Turkey's second largest private bank by asset size with the highest capacity to generate recurrent banking revenues. Total assets reaching in excess of $65 billion is the result of its customer centric approach and innovative culture. In 2008, Garanti delivered the highest ordinary banking income growth of 22% and increased its customer base by over one million, underscoring the resilience of its business model in a difficult year.

As a universal bank with leading presence in all business lines, Garanti serves over 8 million customers in corporate, commercial, SME, and consumer segments offering fully integrated financial services through its 9 financial subsidiaries that include payment systems, pension, leasing, factoring, brokerage and asset management.

Committed to its customers, Garanti operates an expanding distribution network comprising 730 branches including five foreign branches and four international representative offices, close to 2,600 ATMs, an award winning call center and an internet & mobile bank utilizing its state-of-the-art technology.

Forward Looking Statements

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. Risks and uncertainties applicable to the Company and its business could cause the Company's actual results to differ materially from those indicated in any forward-looking statements.

Contacts:

Leidy Escobar
Investor Relations
SkyPostal Networks, Inc (SKPN)
305-436-6815